Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Avery Dennison Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

Other	Deferred Compensation Obligations (1)	Rule 457(h)(2)	$30,000,000	100%	$30,000,000	(2)	0.0001476	$4,428.00

Total Offering Amounts					$30,000,000			$4,428.00

Total Fee Offsets								—

Net Fee Due								$4,428.00

(1)	The Deferred Compensation Obligations are unsecured obligations of Avery Dennison Corporation to pay deferred compensation in accordance with the terms of the 2005 Avery Dennison Corporation Executive Variable Deferred Retirement Plan, as amended and restated (the “Plan”).

(2)	Solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the amount of deferred compensation obligations registered is based on the amount of compensation participants may defer under the Plan.